EXHIBIT 10.2

Select Interior Concepts, Inc.

Performance-Based Restricted stock Unit

Award agreement

Non-transferable

G R A N T   T O

_________________

(“Grantee”)

by Select Interior Concepts, Inc. (the “Company”) of restricted stock units (the “Stock Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Shares”), pursuant to and subject to the provisions of the Select Interior Concepts, Inc. 2017 Incentive Compensation Plan (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”).

The target number of Shares subject to this award is [____] (the “Target Award”).  Depending on the Company’s level of attainment of Adjusted EBITDA (as such term is defined in this Agreement) for the Performance Period (as such term in defined in this Agreement), and Grantee’s continued employment with the Company or its Affiliates through specified vesting dates as set forth in this Agreement, Grantee may earn and vest in between 0% and 200% of the Target Award, subject to the terms and conditions of this Agreement.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, Select Interior Concepts, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

SELECT INTERIOR CONCEPTS, inc.		Grant Date: Accepted by Grantee:
By:
Its:	Authorized Officer

TERMS AND CONDITIONS

1.       Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  In addition, for purposes of this Agreement:

(a)

“Adjusted EBITDA” means consolidated net income before (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, and (iv) adjustments for costs that are deemed to be transitional in nature or not related to core operations, such as severance, facility closure costs, and professional, financial and legal fees related to business acquisitions, or similar transitional costs and expenses related to business investments, greenfield investments, and integrating acquired businesses into the Company; provided that, Adjusted EBITDA shall specifically include the annualized pro forma Adjusted EBITDA impact of acquisitions and transactions completed during the Performance Period, as determined by the Committee.

(b)

“Performance Period” means the calendar year ending December 31, 202_; provided that, solely with respect to the circumstances set forth in Section 2(c) below, Performance Period means the four most recently completed fiscal quarters preceding the Change in Control or termination of employment, as applicable.

(c)	“Vesting Dates” is defined in Section 3 of this Agreement.

2.       Earning Stock Units.

(a)

Stock Units Earned for the Performance Period.  Subject to Sections 2(b) and 2(c) below, the Stock Units represent the right to earn between 0% and 200% of the Target Award, payable in Shares of common stock on the Vesting Dates, depending on the Company’s level of achievement of Adjusted EBITDA for the Performance Period in accordance with Exhibit A, and Grantee’s continued employment with the Company or its Affiliates through the applicable Vesting Dates.  As soon as practical following the Performance Period, the Committee shall determine and certify (i) the Company’s level of achievement of the Adjusted EBITDA during the Performance Period, and (ii) the number of Stock Units that were earned based on such achievement.

(b)	Stock Units Earned Upon Certain Employment Terminations Prior to Completion of the Performance Period.

(i)

Death or Disability Prior to Completion of Performance Period.  In the event that Grantee’s employment is terminated due to death or Disability prior to December 31, 202_, Grantee shall be deemed to have earned a pro rata number of Stock Units as of the date of termination based upon an assumed achievement of 100% of the Target Adjusted EBITDA (as defined on Exhibit A), and the result shall be multiplied by a fraction, the numerator of which is the number of whole months elapsed between the Grant Date and the Grantee’s termination of employment, and the numerator of which is 36.

(ii)

Termination without Cause or for Good Reason During the Performance Period.  In the event that Grantee’s employment is terminated by the Company without Cause or Grantee resigns for Good Reason during the period beginning January 1, 202_ and ending December 31, 202_, Grantee shall be deemed to have earned a number of Stock Units equal to 50% of the Stock Units that would been earned pursuant to Section 2(a) based on actual achievement of Adjusted EBITDA for the Performance Period in accordance with Exhibit A.

(c)	Stock Units Earned in Connection with a Change in Control Prior to Completion of the Performance Period. In the event that, prior to completion of the Performance Period, a Change in Control occurs and either (i) the Stock Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (ii) if the Stock Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control and Grantee’s employment is terminated without Cause or Grantee resigns for Good Reason within twelve (12) months after the effective date of the Change in Control, Grantee shall be deemed to have earned a number of Stock Units equal to the greater of (x) the Target Award or (y) the number Stock Units that would have been earned in accordance with Exhibit A based on actual achievement of Adjusted EBITDA calculated for the four most recently completed fiscal quarters preceding the Change in Control or termination of employment, as applicable.

3.       Vesting of Earned Stock Units.  Any Stock Units that are earned pursuant to Section 2(a), 2(b) or 2(c) above shall vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(i)

With respect to 50% of the Stock Units earned pursuant to Section 2(a), on the third anniversary of the Grant Date, provided that Grantee has continued in the employment of the Company and/or its Subsidiaries through such date;

(ii)

With respect to 50% of the Stock Units earned pursuant to Section 2(a), on the earliest of the following to occur on or after December 31, 202_: (i) the fourth anniversary of the Grant Date, provided that Grantee has continued in the employment of the Company and/or its Subsidiaries through such date, (ii) the termination of Grantee’s employment without Cause, for Good Reason, or due to death or Disability, or (iii) a Change in Control;

(iii)	With respect to Stock Units earned pursuant to Section 2(b)(i), on the date of Grantee’s termination of employment due to death or Disability;

(iv)	With respect to Stock Units earned pursuant to Section 2(b)(ii), on the third anniversary of the Grant Date;

(v)

With respect to Stock Units earned pursuant to Section 2(c), on either (i) the occurrence of the Change in Control, if the Stock Units are not assumed by the surviving entity or otherwise equitably converted or substituted, provided Grantee has continued in the employment of the Company and/or its Subsidiaries through such date, or (ii) if the Stock Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, on Grantee’s termination of employment.

Any Stock Units that are not earned pursuant to Section 2(a), 2(b) or 2(c) above will be forfeited to the Company without further consideration or any act or action by Grantee.  If Grantee’s employment with the Company or an Affiliate or Subsidiary terminates prior to the Vesting Date for any reason other than as described in Section 2(b)(ii) above, Grantee shall forfeit all right, title and interest in and to the earned Stock Units as of the date of such termination and the Stock Units will be forfeited to the Company without further consideration or any act or action by Grantee.

4.       Conversion to Common Stock.  Unless the Stock Units are forfeited prior to the Vesting Date as provided in Section 3 above, earned Stock Units will be converted to actual Shares of common stock on the applicable Vesting Dates.  Stock certificates evidencing the conversion of Stock Units into Shares of common stock will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the Vesting Date and delivered to Grantee, in certificated or uncertificated form, as soon as practical thereafter.

5.       Dividend Equivalents.  If and when dividends or other distributions are paid with respect to the common stock while the Stock Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of common stock then underlying the Stock Units shall be accumulated in an account for Grantee and distributed to Grantee within 30 days after the Vesting Date for the Stock Units with respect to which they relate.  If Grantee forfeits any Stock Units under this Agreement, Grantee shall forfeit the right to receive any accumulated dividend equivalents with respect to such forfeited Stock Units.

6.       Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Stock Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate or Subsidiary.  Except as provided in the Plan, the Stock Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

7.       Limitation of Rights.  The Stock Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact registered to or on behalf of such person in connection with the Stock Units.  Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Stock Units.  Upon conversion of the Stock Units into Shares, Grantee will obtain full voting and other rights as a shareholder of the Company.

8.       Continuation of Employment.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate or Subsidiary.

9.       Payment of Taxes.  The Company or any Affiliate or Subsidiary employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Stock Units.  With respect to withholding required upon any taxable event arising as a result of the Stock Units, the employer shall satisfy the tax withholding requirement by withholding Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements.  The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates or Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.       Restrictions on Issuance of Shares.  The granting of Stock Units shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  If at any time the Committee or the Board shall determine in its discretion, that registration, listing or qualification of the Shares underlying the Stock Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Stock Units, the Stock Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board.

11.       Plan Controls.  This Agreement and Grantee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to interpret and administer the Plan and this Agreement, and to make all decisions and determinations as it may deem necessary or advisable for the administration thereof, all of which shall be final and binding upon Grantee and the Company.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12.       Relationship to Other Benefits.  The Stock Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specifically provided in such other plan or program.

13.       Amendment.  Subject to the terms of the Plan, this Agreement may be modified or amended by the Committee; provided that no such amendment shall materially and adversely affect the rights of Grantee hereunder without the consent of Grantee.  Notwithstanding the foregoing, Grantee hereby expressly agrees to any amendment to the Plan and this Agreement to the extent necessary to comply with applicable law or changes to applicable law (including, but not limited to, Code Section 409A) and related regulations or other guidance and federal securities laws.

14.       Successor.  All obligations of the Company under the Plan and this Agreement, with respect to the Stock Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.       Severability.  The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.       Compensation Recoupment Policy. This award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

EXHIBIT A

Earning of Stock Units

The Stock Units will be earned, in whole or in part, based on the Company’s level of achievement of Adjusted EBITDA for the Performance Period.

The Target Adjusted EBIDA for the Performance Period is _______.

As soon as practical following the Performance Period (and no later than the third anniversary of the Grant Date), the Committee shall determine and certify the number of Stock Units that have been earned for the Performance Period, based on the following tables:

Adjusted EBITDA Results / Funding Scale
Adjusted EBITDA for Performance Period	Percentage of Target Award Earned *
0%
35%
100%
160%
200%

* Payouts between performance levels will be determined based on straight line interpolation.